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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933


                               BARNETT BANKS, INC.
                               -------------------
             (Exact name of Registrant as specified in its Charter)

            Florida                                        59-0560515
-------------------------------                        --------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)


                               50 N. Laura Street
                          Jacksonville, Florida  32202
                    ----------------------------------------
                    (Address of Principal Executive Offices)



                      NONQUALIFIED STOCK OPTION AGREEMENTS
                              OF ALLEN G. TENBROEK
                       ----------------------------------
                            (Full title of the plan)


                                 CHARLES E. RICE
                                  Chairman and
                             Chief Executive Officer
                               Barnett Banks, Inc.
                              50 North Laura Street
                           Jacksonville, Florida 32202
                                 (904) 791-7720
               ---------------------------------------------------
             (Name, address, telephone number of agent for service)

                                   COPIES TO:

                            Halcyon E. Skinner, Esq.
                          Mahoney Adams & Criser, P.A.
                        50 North Laura Street, 34th Floor
                          Jacksonville, Florida   32202
                                 (904) 354-1100

                         CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------
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Title of Securities   Amount to           Proposed        Proposed       Amount of
To be Registered      Be Registered (1)   Maximum         Maximum        Registration
                                          Offering        Aggregate      Fee
                                          Price           Offering
                                          Per Share (2)   Price (2)

------------------------------------------------------------------------------------------
Common Stock $2.00
par value per share
(including preferred
stock purchase
rights)               5,149 (2)           $17.17          $88,399.29     $30.48
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

     (1) This is the aggregate number of shares of common stock, par value $2.00 (the "Common Stock") issuable pursuant to the exercise of options (collectively, the "Options") under those certain Nonqualified Stock Option Agreements dated as of May 31, 1989 and December 31, 1990 between Allen G. Tenbroek ("Optionee") and Community Bank of the Islands ("Community Bank"), each as amended, as converted to options to purchase the Common Stock pursuant to that certain Agreement and Plan of Merger dated as of May 30, 1995 among Barnett Banks, Inc., Community Bank and Interim Bank of the Islands (the "Merger Agreement"). This Registration Statement also includes associated rights to purchase shares of Barnett Banks, Inc.'s Junior Participating Preferred Stock, par value $.10 per share, which rights are (a) not currently exercisable and (b) not currently separable from
          shares of the Common Stock.   This Registration Statement also
          includes such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

     (2) This is the average of the option prices of the Options. Pursuant to the Merger Agreement, the Options are exercisable at the following
          exercise prices:  (a)    3,361 shares at $18.21 and (b) 1,788 shares
          at $15.21.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEMS 1 AND 2. PLAN INFORMATION; REGISTRANT INFORMATION
               AND EMPLOYEE PLAN ANNUAL INFORMATION

          The document(s) containing the information specified in the instructions to Part I of Form S-8 will be sent or given to Optionee as specified by Rule 428(b)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          Barnett Banks, Inc. (the "Company") hereby incorporates by reference into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission (the "Commission"):

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

          (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the registrant document referred to in (a) above.

          (e) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act.

          (f) The description of the Company's Junior Participating Preferred Stock Purchase Rights, which are attached to all shares of the Company's Common Stock until certain events occur which will cause the Junior Participating Preferred Stock Purchase Rights to separate from the

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               Common Stock, contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Marshall M. Criser, a member of the firm of Mahoney Adams & Criser, P.A., counsel for the Company, is a director of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Articles of Incorporation, as amended, and the Bylaws of Barnett require the indemnification of directors and officers to the fullest extent permitted by law.

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the

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judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

     Subsection (3) provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Subsection (4) provides that any indemnification under subsection (1) or
(2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection
(1) or (2) of Section 607.0850. Such determination shall be made:

          (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c)  by independent legal counsel:

               (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph
          (b); or

               (2)  if no quorum of directors can be obtained under paragraph
          (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Under subsection (6), expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount

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if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Subsection (7) states that indemnification and advancement of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Subsection (9) permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

     Subsection (12) permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

     As allowed by Section 607.0850(12), the Company maintains liability insurance covering directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

          This Form S-8 Registration Statement includes the following exhibits:

          Exhibit Number

          4(a)      Articles of Incorporation of Barnett Banks, Inc.

          4(b)      Rights Agreement

          5 Opinion of Mahoney Adams & Criser, P.A., counsel for the Company, concerning the legality of the securities being registered.

          23(a)     Consent of Arthur Andersen LLP, independent accountants.

          23(b)     Consent of Price Waterhouse LLP, independent accountants.

          23(c) Consent of Mahoney Adams & Criser, P.A., counsel for the Company (included in Exhibit 5).

          24        Powers of Attorney

Item 9.   UNDERTAKINGS

          (1)  The Company hereby undertakes:

               (a) To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, HOWEVER, that the undertakings included in (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 19th day of October, 1995.


                                        BARNETT BANKS, INC.




                                        By:          *
                                           ------------------------------------
                                           Charles E. Rice, Chairman and
                                           Chief Executive Officer




                                      * By: /s/ Patrick J. McCann
                                           ------------------------------------
                                           Patrick J. McCann
                                           Attorney-in-Fact

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                               Title                   Date
---------                               -----                   ----


         *
------------------------------------    Director                October 19, 1995
Walter H. Alford


         *
------------------------------------    Director                October 19, 1995
Rita Bornstein


         *
------------------------------------    Director                October 19, 1995
James L. Broadhead


         *
------------------------------------    Director                October 19, 1995
Alvin R. Carpenter


         *
------------------------------------    Director                October 19, 1995
Marshall M. Criser


         *
------------------------------------    Director                October 19, 1995
Jack B. Critchfield


         *
------------------------------------    Director                October 19, 1995
Remedios Diaz-Oliver


         *                              President
------------------------------------    Chief Operating         October 19, 1995
Allen L. Lastinger, Jr.                 Officer and Director


/s/ Patrick J. McCann                   Controller
------------------------------------    (Principal Accounting   October 19, 1995
Patrick J. McCann                       Officer)

Signature                               Title                   Date
---------                               -----                   ----

         *
------------------------------------    Director                October 19, 1995
Clarence V. McKee


         *                              Chief
------------------------------------    Financial               October 19, 1995
Charles W. Newman                       Officer (Principal
                                        Financial Officer)


         *                              Chairman,
------------------------------------    Chief Executive         October 19, 1995
Charles E. Rice                         Officer and Director
                                        (Principal Executive
                                        Officer)



         *
------------------------------------    Director                October 19, 1995
Frederick H. Schultz


         *
------------------------------------    Director                October 19, 1995
Stewart Turley


         *
------------------------------------    Director                October 19, 1995
John A. Williams


*  /s/ Patrick J. McCann
   ------------------------------------
   Patrick J. McCann
   Attorney-in-Fact

                                INDEX TO EXHIBITS

                                                  PAGINATION BY
EXHIBIT   EXHIBIT                                 SEQUENTIAL
NUMBER    DESCRIPTION                             NUMBERING SYSTEM
-------   -----------                             ----------------

 4(a)     Articles of Incorporation of            Incorporated
          Barnett Banks, Inc.                     by reference to
                                                  the Company's
                                                  Registration
                                                  Statement on
                                                  Form S-3 No.
                                                  33-59246.

 4(b)     Rights Agreement                        Incorporated
                                                  by reference to
                                                  the Company's
                                                  Registration
                                                  Statement on
                                                  Form S-3 No.
                                                  33-36307.

 5        Opinion of Mahoney Adams &
          Criser, P.A., counsel for the
          Company, concerning the
          legality of the securities
          being registered.

23(a)     Consent of Arthur Andersen LLP,
          independent accountants.

23(b)     Consent of Price Waterhouse LLP,
          independent accountants.

23(c)     Consent of Mahoney Adams &
          Criser, P.A., counsel for the
          Company (included in Exhibit 5).

24        Powers of Attorney


                                     - 12 -